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As filed with the Securities and Exchange Commission on July 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

APEX SILVER MINES LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
Walker House, Mary Street George Town, Grand Cayman Cayman Islands, British West Indies (Address of principal executive offices)

2004 EQUITY INCENTIVE PLAN

Mark A. Lettes
Chief Financial Officer
c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203
(303) 830-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Deborah J. Friedman
Brian J. Boonstra
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Ordinary Shares (par value $.01per share)	2,000,000 shares	$17.32	$34,640,000	$4,389

(1)
Pursuant to Rule 457(h)(1), the price per share and aggregate offering price are based upon the average of the high and low prices of the Company's Ordinary Shares on July 1, 2004, as reported on the American Stock Exchange.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        Apex Silver Mines Limited (the "Company") hereby states that the following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by or deemed to be incorporated in this Registration Statement by reference as of their date of filing with the Commission:

        (a)   The Company's Annual Report on Form 10-K for the year ended December 31, 2003;

        (b)   The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

        (c)   The Company's Current Reports on Form 8-K filed on January 28, 2004; February 13, 2004; February 17, 2004; March 11, 2004; March 17, 2004; and April 2, 2004.

        (d)   The description of the Company's capital stock contained in the Registration Statement on Form S-1, as amended (File No. 333-34685), and incorporated by reference into the Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended, filed with the SEC on November 18, 1997.

        All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

        Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Articles of Association provide that that we must indemnify our directors, officers, employees and agents in connection with the defense of any civil legal proceedings concerning our company or its affairs, except in the case of willful default or fraud by such person. To the extent that we are permitted to do so, we intend to give an indemnity to each of our directors and to arrange for the liabilities under these indemnities to be covered. We have directors' and officers' insurance for our directors, officers and some employees for specified liabilities. We have entered into indemnification agreements with each of our directors which require us to indemnity the director to the full extent provided by applicable law.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be otherwise permitted, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Memorandum of Association(1)
4.2	Amended and Restated Articles of Association(1)
4.3	Apex Silver Mines Limited 2004 Equity Incentive Plan
5.1	Opinion of Walkers
23.1	Consent of Walkers (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Mine Reserves Associates, Inc.
24.1	Power of Attorney (included on signature page of this registration statement)

(1)
Incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on August 29, 1997 (File No. 333-34685).

ITEM 9. UNDERTAKINGS

        (a)   The undersigned registrant undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price

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    represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on this 30th day of June, 2004.

APEX SILVER MINES LIMITED
By:	/s/ MARK A. LETTES Mark A. Lettes Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith R. Hulley and Mark A. Lettes, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ HARRY M. CONGER Harry M. Conger	Director	June 30, 2004
/s/ DAVID SEAN HANNA David Sean Hanna	Director	June 30, 2004
/s/ CHARLES L. HANSARD Charles L. Hansard	Director	June 30, 2004
/s/ OVE HOEGH Ove Hoegh	Director	June 30, 2004

S-1

/s/ KEITH R. HULLEY Keith R. Hulley	President and Chief Executive Officer, Director (Principal Executive Officer)	June 30, 2004
/s/ THOMAS S. KAPLAN Thomas S. Kaplan	Director	June 30, 2004
/s/ KEVIN R. MORANO Kevin R. Morano	Director	June 30, 2004
/s/ CHARLES B. SMITH Charles B. Smith	Director	June 30, 2004
/s/ PAUL SOROS Paul Soros	Director	June 30, 2004
/s/ MARK A. LETTES Mark A. Lettes	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2004

S-2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.3	Apex Silver Mines Limited 2004 Equity Incentive Plan
5.1	Opinion of Walkers
23.1	Consent of Walkers (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Mine Reserves Associates, Inc.

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PART II
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
  ITEM 4. DESCRIPTION OF SECURITIES
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
  ITEM 8. EXHIBITS
  ITEM 9. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX